EXHIBIT 11.1
                               RIMAGE CORPORATION
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the weighted average number of shares of common stock and common share equivalents outstanding, unless the result is anti-dilutive. A total of 4,236 and 8,100 assumed conversion shares for the three- and nine-month periods ended September 30, 2003, respectively and 51,713 and 68,089 assumed conversion shares for the three- and nine-month periods ended September 30, 2002, respectively, were excluded from the net loss per share computation as their effect is anti-dilutive. The following is a summary of the weighted average common shares outstanding and assumed conversion shares:


                                               Three months ended             Nine months ended
                                                  September 30,                  September 30,
                                                  -------------                  -------------
                                                 2003         2002              2003        2002
                                              ----------   ----------       ----------   ----------
Shares outstanding at end of period            9,093,712    8,713,111        9,093,712    8,713,111
                                              ==========   ==========       ==========   ==========

Weighted average shares of common stock
outstanding                                    9,066,835    8,712,285        8,872,558    8,698,020

Weighted average shares of assumed
conversion shares                                767,792      809,005          797,323      797,170
                                              ----------   ----------       ----------   ----------

Weighted average shares of common stock and
assumed conversion shares                      9,834,627    9,521,289        9,669,881    9,495,190
                                              ==========   ==========       ==========   ==========

Net income                                    $1,979,579   $1,879,106       $5,200,805   $4,814,134
                                              ==========   ==========       ==========   ==========

Basic net income per common share             $     0.22   $     0.22       $     0.59   $     0.55
                                              ==========   ==========       ==========   ==========

Diluted net income per common share           $     0.20   $     0.20       $     0.54   $     0.51
                                              ==========   ==========       ==========   ==========



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